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                                                                    EXHIBIT 23.2

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF METRICOM, INC.:

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 14(Schedule
II)is presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                              Arthur Andersen LLP

San Jose, California
January 30, 2001